Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2003, except as to the discontinued operations accounting treatment as discussed in the note “Discontinued Operations in 2003” as to which the date is September 11, 2003, relating to the financial statements, which appears in Schlumberger Limited’s Current Report on Form 8-K dated September 11, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

October 30, 2003